Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 3, 2013, with respect to the combined financial statements of Cooper incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Tesoro Corporation for the registration of $300,000,000 of Senior Notes due in 2024.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

March 4, 2014